Exhibit 4.3

HOSPIRA, INC.

OFFICERS’ CERTIFICATE

and

COMPANY ORDER

May 8, 2009

With respect to the issuance by Hospira, Inc. (the “Company”) of $250,000,000 aggregate principal amount of its 6.400% Notes due 2015 (the “Notes”), Brian J. Smith and Thomas E. Werner, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of June 14, 2004, as supplemented by the Second Supplemental Indenture, dated as of April 30, 2009 (as supplemented, the “Indenture”), between the Company and Union Bank, N.A., as successor to Bank of American, N.A., as successor by merger to LaSalle Bank National Association, as Trustee (the “Trustee”), as follows:

1.

We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on March 3, 2009 (attached as Exhibit B to the Secretary’s Certificate of even date herewith), the Actions of the Authorized Officers of May 5, 2009 (attached as Exhibit C to the Secretary’s Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

2.

Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

3.	The terms of the Notes are set forth in the Actions of the Authorized Officers, dated as of May 5, 2009 (attached as Exhibit C to the Secretary’s Certificate of even date herewith).

4.

In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, as managers of the several underwriters.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order as of the date first above written.

HOSPIRA, INC.

By:	/s/ Thomas E. Werner
Name:	Thomas E. Werner
Title:	Senior Vice President, Finance and
Chief Financial Officer

By:	/s/ Brian J. Smith
Name:	Brian J. Smith
Title:	Senior Vice President, General Counsel
and Secretary

Signature Page to Officers’ Certificate and
Company Order